NEWS RELEASE

For Release:    Immediately

Contact:    James Brunk, Chief Financial Officer
        (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q3 RESULTS

Calhoun, Georgia, October 26, 2023 — Mohawk Industries, Inc. (NYSE: MHK) today announced a third quarter 2023 net loss of $760 million and a loss per share of $11.94 with the impact of non-cash impairment charges of $876 million. The Company’s current market capitalization along with continued challenging macroeconomic conditions and higher discount rates prompted a review of its goodwill and intangible asset balances, which resulted in the impairment charges. Adjusted net earnings were $174 million, and adjusted earnings per share (“EPS”) were $2.72, excluding impairment and other non-recurring charges. Net sales for the third quarter of 2023 were $2.8 billion, a decrease of 5.2% as reported and 8.1% on a legacy and constant currency and days basis versus the prior year. During the third quarter of 2022, the Company reported net sales of $2.9 billion, a net loss of $534 million and a loss per share of $8.40. Adjusted net earnings were $212 million, and adjusted EPS was $3.34, excluding impairment and other non-recurring charges.
For the nine-month period ending September 30, 2023, the Company reported a net loss and loss per share of $579 million and $9.10, respectively. Adjusted net earnings were $462 million, and adjusted EPS was $7.23, excluding impairment and other non-recurring charges. For the first nine months of 2023, net sales were $8.5 billion, a decrease of 6.2% as reported and 8.7% on a legacy and constant currency and days basis versus the prior year. For the nine-month period ending October 1, 2022, the Company reported net sales of $9.1 billion, a net loss of $8 million and a loss per share of $0.13; adjusted net earnings were $739 million, and adjusted EPS was $11.56, excluding impairment and other non-recurring charges.
Commenting on the Company’s third quarter results, Chairman and CEO Jeff Lorberbaum stated, “Our results for the quarter were in line with our expectations as our industry faced continued pressures across all regions, primarily due to constrained residential investments and further tightening of consumer discretionary spending. Our third quarter performance was seasonally impacted by vacations in Europe, which reduced our sales and earnings versus the prior quarter. Lower material and energy costs offset the decline in both price and mix. We also faced foreign exchange headwinds of approximately $20 million on operating income or $0.25 on

EPS. Across the business, we benefited from cost reductions, productivity initiatives and lower input costs. We are managing our working capital and generated strong free cash flow of $385 million in the quarter and $660 million for the year to date.
During the quarter, central banks around the world continued to raise interest rates to slow down their economies and reduce inflation. Their actions are affecting new construction and remodeling in both residential and commercial channels, postponing spending on new projects. In the U.S., mortgage rates have climbed to their highest level in more than two decades, which has suppressed the housing market and limited home renovation activity. In Europe, consumers are postponing large purchases like flooring as a result of higher energy costs, inflation and uncertainty due to the war in Ukraine. Our industry faces a greater impact from these pressures than other sectors given that most flooring purchases can be deferred. With the high fixed costs required to produce flooring, competition increases as the industry slows and participants attempt to increase their sales to maximize absorption. As a result, our average selling prices and mix have declined, with the impact offset by lower material and energy costs, restructuring benefits and process improvements.
The predicted timing of the housing sector recovery continues to be postponed, and we are managing the business to optimize our results and cash flow until it occurs. We are taking actions to increase our volumes while managing margins and operating expenses. We have launched differentiated collections, selectively introduced promotions and expanded our participation in the new construction channel. To further enhance our competitive position, we will shut down older ceramic production in Italy, and we are converting our U.S. rigid LVT production to a direct extrusion process. These restructuring initiatives will result in a non-recurring charge of approximately $55 million, of which $50 million is non-cash. When completed, these initiatives should improve our profitability by $30 million annually by enhancing our productivity, lowering our manufacturing costs and optimizing our production flexibility.
Our European expansions in insulation and porcelain slabs are currently in operation, and our U.S. premium laminate and LVT projects are continuing to start up. Expanded production in European laminate and U.S. quartz countertops should begin in the second half of 2024. As the integration of our acquisitions in Mexico and Brazil proceeds, we have consolidated general management, sales and administrative functions, while enhancing the companies’ product offering, operational efficiencies and customer base. While the Mexican and Brazilian markets are experiencing reduced demand and margins, we anticipate gaining additional benefits from our acquisitions as these markets recover.

For the third quarter, the Global Ceramic Segment reported a 0.5% decline in net sales as reported, or a 6.0% decline on a legacy and constant currency and days basis. The Segment’s operating margin was negative 32.5% as reported, or 8.0% on an adjusted basis, as a result of unfavorable price and product mix, temporary plant shutdowns, lower volumes and foreign exchange headwinds, partially offset by productivity gains. Our U.S. ceramic business outperformed due to our innovative product introductions and higher service levels. With this, we expanded our positions in the new home construction and commercial channels. Our investments in new decorating technology, polishing and mosaics are providing domestic alternatives to premium imported ceramic. To further expand our quartz countertop sales, we are introducing more stylized collections made utilizing new technologies that provide greater value. In Europe, retail traffic and new construction are being affected by economic uncertainty. To gain sales, we are responding with specific price promotions by geography and channel. Natural gas prices have declined more than 80% from their peak, and we have reset our pricing to align with energy costs. Sales of our premium porcelain slabs continue to grow, and we are optimizing our recent capacity expansion. In Latin America, we have reduced our cost structures to adapt to slower, more competitive markets, with Mexico being less affected. As we integrate our acquisitions, we are gaining customer commitments to expand sales across all channels and price points using the combined product portfolio.
During the third quarter, our Flooring Rest of the World Segment’s net sales decreased by 2.6% as reported, or 5.0% on a legacy and constant currency basis. The Segment’s operating margin was negative 22.4% as reported, or 10.9% on an adjusted basis, improving over prior year as it benefited from raw materials, energy and less downtime, offsetting unfavorable price, mix and foreign exchange. Sheet vinyl continues to outperform other flooring categories, and we have increased production to meet the higher demand. Our laminate and LVT sales are under pressure in the softer market, and we are introducing new products, merchandising and select promotions to optimize volumes. We have executed the restructuring to support the conversion of our residential LVT offering from flexible to rigid cores, which is positively impacting sales. Our panels business has slowed due to a decline in remodeling activity, construction projects and industrial demand. Sales of our higher margin HPL panel collections are growing as our customer base expands. Our insulation volume in the third quarter improved, and our margins were in line with last year. Insulation industry pricing has declined along with input costs, with regional variation caused by new plants coming online. In Australia and New Zealand, the industry slowed during the quarter, and our sales in both countries were down slightly. To increase sales and protect our margins, we are introducing enhanced collections across fiber categories, elevating the marketing of our high-end products and implementing targeted promotions to meet evolving demand.
In the third quarter, our Flooring North America Segment sales declined 11.7% as reported or 12.2% on a legacy basis. The Segment’s operating margin was negative 17.4% as reported, or 8.1% on an adjusted basis, as a result of unfavorable pricing and product mix, reduced volume and lower productivity due to the underutilization of plant assets, partially offset by lower inflation. Competition increased across all product categories, and, to enhance sales, we continued to invest in new products and merchandising systems to expand our retail presence. We also increased our participation in the new home construction channel with regional and national builders. We are implementing many projects to reduce costs, improve efficiencies and maximize material utilization. In residential carpet, to improve our mix, we are expanding our premium collections, which provide superior styling and features. For value conscious homeowners, we are increasing our environmentally friendly recycled polyester offering. Our sheet vinyl collections continue to perform well with budget-oriented consumers. As an alternative to PVC-based LVT products, we introduced a new resilient polymer core that is more environmentally friendly and scratch resistant. We are continuing to ramp up our West Coast LVT production and the new extrusion process in Georgia, with both expected to be substantially operational in the first quarter of 2024. We are expanding distribution of laminate in the retail and builder channels, and our new laminate collections have been well received as consumers seek premium visuals at accessible price points.
In the present industry downturn, we are managing the controllable aspects of our business while adjusting to regional market conditions. In all of our geographies, elevated interest rates and persistent inflation are restricting consumer discretionary spending, resulting in postponed remodeling projects and new home purchases. Similar pressures are beginning to reduce commercial investments as business sentiment declines. Competition for sales to utilize plant capacity is increasing in all of our markets, and lower input costs should offset the impact. With enhanced products and merchandising, selective promotions and expanding participation in the best performing sales channels, we are maximizing our volumes while managing our margins and operating expenses. Across the enterprise, we are implementing productivity, cost reduction and restructuring initiatives to lower our expenses and improve our results. We continue to manage our working capital to optimize our cash flow. We expect foreign exchange rates to continue to be an earnings headwind. Given these factors, we anticipate our fourth quarter adjusted EPS to be between $1.80 to $1.90, excluding any non-recurring charges. With this, our 2023 full year adjusted EPS should exceed $9.00.

Historically, the flooring industry undergoes greater cyclical peaks and troughs than other building products due to its postponable nature. Our business fundamentals remain strong, and we will benefit from significant pent-up demand when the industry rebounds. Given the aging U.S. housing stock, more than 80% of homeowners who responded to recent JP Morgan surveys indicated they are planning renovation projects in the near term. In addition, after years of construction trailing demand, substantial new home building will be required for many years to come. Commercial activity will expand as the economic outlook improves. As the world’s largest flooring provider, Mohawk is well positioned to capitalize on these opportunities.”

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ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Elizabeth, Feltex, GH Commercial, Godfrey Hirst, Grupo Daltile, IVC Commercial, IVC Home, Karastan, Marazzi, Mohawk, Mohawk Group, Mohawk Home, Pergo, Quick-Step, Unilin and Vitromex. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform; product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; regulatory and political changes in the jurisdictions in which the Company does business; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, October 27, 2023, at 11:00 AM Eastern Time
To participate in the conference call via the Internet, please visit http://ir.mohawkind.com/events/event-details/mohawk-industries-inc-3rd-quarter-2023-earnings-call. To participate in the conference call via telephone, register in advance at https://dpregister.com/sreg/4129026795/18d03660587a8 to receive a unique personal identification number or dial 1-833-630-1962 for U.S./Canada and 1-412-317-1843 for international/local on the day of the call for operator assistance. A replay will be available until November 24, 2023, by dialing 1-877-344-7529 for U.S./Canada calls and 1-412-317-0088 for international/local calls and entering access code #9747702.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net sales	$2,766,186	2,917,539	8,522,837	9,086,390
Cost of sales	2,074,179	2,203,878	6,455,479	6,697,404
Gross profit	692,007	713,661	2,067,358	2,388,986
Selling, general and administrative expenses	549,641	523,479	1,646,156	1,510,076
Impairment of goodwill and indefinite-lived intangibles	876,108	695,771	876,108	695,771
Operating income (loss)	(733,742)	(505,589)	(454,906)	183,139
Interest expense	20,144	13,797	60,138	37,337
Other (income), net	(8,551)	(1,242)	(6,902)	(1,622)
Earnings (loss) before income taxes	(745,335)	(518,144)	(508,142)	147,424
Income tax expense	14,954	15,569	70,657	155,193
Net earnings (loss) including noncontrolling interests	(760,289)	(533,713)	(578,799)	(7,769)
Net earnings attributable to noncontrolling interests	170	256	205	440
Net earnings (loss) attributable to Mohawk Industries, Inc.	$(760,459)	(533,969)	(579,004)	(8,209)

Basic earnings (loss) per share attributable to Mohawk Industries, Inc.	$(11.94)	(8.40)	(9.10)	(0.13)
Weighted-average common shares outstanding - basic	63,682	63,534	63,648	63,923

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.	$(11.94)	(8.40)	(9.10)	(0.13)
Weighted-average common shares outstanding - diluted	63,682	63,534	63,648	63,923

Other Financial Information
	Three Months Ended		Nine Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net cash provided by operating activities	$512,034	224,774	1,032,907	427,435
Less: Capital expenditures	127,419	150,044	372,565	430,084
Free cash flow	$384,615	74,730	660,342	(2,649)

Depreciation and amortization	$149,570	153,466	476,112	436,449

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)	September 30, 2023	October 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$518,452	326,971
Short-term investments	—	110,000
Receivables, net	1,943,147	2,003,261
Inventories	2,519,709	2,900,116
Prepaid expenses and other current assets	523,017	513,981
Total current assets	5,504,325	5,854,329
Property, plant and equipment, net	4,788,825	4,524,536
Right of use operating lease assets	404,477	400,412
Goodwill	1,125,434	1,827,968
Intangible assets, net	854,427	823,100
Deferred income taxes and other non-current assets	461,007	370,689
Total assets	$13,138,495	13,801,034
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$922,697	1,542,139
Accounts payable and accrued expenses	2,159,499	2,256,097
Current operating lease liabilities	106,378	106,511
Total current liabilities	3,188,574	3,904,747
Long-term debt, less current portion	1,675,590	1,019,984
Non-current operating lease liabilities	314,984	306,617
Deferred income taxes and other long-term liabilities	687,957	744,629
Total liabilities	5,867,105	5,975,977
Total stockholders' equity	7,271,390	7,825,057
Total liabilities and stockholders' equity	$13,138,495	13,801,034

Segment Information
	Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net sales:
Global Ceramic	$1,091,672	1,096,656	3,306,368	3,319,982
Flooring NA	962,222	1,089,634	2,917,337	3,261,082
Flooring ROW	712,292	731,249	2,299,132	2,505,326
Consolidated net sales	$2,766,186	2,917,539	8,522,837	9,086,390

Operating income (loss):
Global Ceramic	$(355,304)	(559,706)	(207,953)	(305,099)
Flooring NA	(166,973)	64,672	(131,787)	260,026
Flooring ROW	(159,569)	45,508	2,590	304,265
Corporate and intersegment eliminations	(51,896)	(56,063)	(117,756)	(76,053)
Consolidated operating income (loss)	$(733,742)	(505,589)	(454,906)	183,139

Assets:
Global Ceramic			$4,905,861	4,866,822
Flooring NA			3,911,708	4,490,502
Flooring ROW			3,857,628	4,036,675
Corporate and intersegment eliminations			463,298	407,035
Consolidated assets			$13,138,495	13,801,034

Reconciliation of Net Earnings (Loss) Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net earnings (loss) attributable to Mohawk Industries, Inc.	$(760,459)	(533,969)	(579,004)	(8,209)
Adjusting items:
Restructuring, acquisition and integration-related and other costs	47,081	34,460	120,732	38,118
Inventory step-up from purchase accounting	(105)	1,401	4,476	1,544
Impairment of goodwill and indefinite-lived intangibles	876,108	695,771	876,108	695,771
Legal settlements, reserves and fees	43,464	45,000	92,476	45,000
Release of indemnification asset	(1,890)	—	(2,850)	7,324
Income taxes - reversal of uncertain tax position	1,890	—	2,850	(7,324)
Income taxes - impairment of goodwill and indefinite-lived intangibles	(12,838)	(10,168)	(12,838)	(10,168)
Income tax effect of adjusting items	(19,594)	(20,487)	(40,234)	(23,291)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$173,657	212,008	461,716	738,765

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.72	3.34	7.23	11.56
Weighted-average common shares outstanding - diluted	63,934	63,534	63,883	63,923

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)	September 30, 2023
Short-term debt and current portion of long-term debt	$922,697
Long-term debt, less current portion	1,675,590
Total debt	2,598,287
Less: Cash and cash equivalents	518,452
Net debt	$2,079,835

Reconciliation of Net Earnings to Adjusted EBITDA
					Trailing Twelve
	Three Months Ended				Months Ended
(Amounts in thousands)	December 31, 2022	April 1, 2023	July 1, 2023	September 30, 2023	September 30, 2023
Net earnings (loss) including noncontrolling interests	$33,552	80,276	101,214	(760,289)	(545,247)
Interest expense	14,601	17,137	22,857	20,144	74,739
Income tax expense	2,917	28,943	26,760	14,954	73,574
Net (earnings) loss attributable to noncontrolling interests	(96)	(38)	3	(170)	(301)
Depreciation and amortization(1)	159,014	169,909	156,633	149,570	635,126
EBITDA	209,988	296,227	307,467	(575,791)	237,891
Restructuring, acquisition and integration-related and other costs	33,875	8,971	33,682	47,606	124,134
Inventory step-up from purchase accounting	1,218	3,305	1,276	(105)	5,694
Impairment of goodwill and indefinite-lived intangibles	—	—		876,108	876,108
Legal settlements, reserves and fees, net of insurance proceeds	9,231	990	48,022	43,464	101,707
Release of indemnification asset	(89)	(857)	(103)	(1,890)	(2,939)
Adjusted EBITDA	$254,223	308,636	390,344	389,392	1,342,595

Net debt to adjusted EBITDA					1.5
(1)Includes accelerated depreciation of $15,915 for Q4 2022, $23,019 for Q1 2023, $7,978 for Q2 2023 and ($525) for Q3 2023.

Reconciliation of Net Sales to Adjusted Net Sales
	Three Months Ended		Nine Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Mohawk Consolidated
Net sales	$2,766,186	2,917,539	8,522,837	9,086,390
Adjustment for constant shipping days	2,473	—	18,829	—
Adjustment for constant exchange rates	11,230	—	61,566	—
Adjustment for acquisition volume	(97,312)	—	(306,349)	—
Adjusted net sales	$2,682,577	2,917,539	8,296,883	9,086,390

	Three Months Ended
	September 30, 2023	October 1, 2022
Global Ceramic
Net sales	$1,091,672	1,096,656
Adjustment for constant shipping days	2,472	—
Adjustment for constant exchange rates	19,362	—
Adjustment for acquisition volume	(82,571)	—
Adjusted net sales	$1,030,935	1,096,656

Flooring NA
Net sales	$962,222	1,089,634
Adjustment for acquisition volume	(5,233)	—
Adjusted net sales	$956,989	1,089,634

Flooring ROW
Net sales	$712,292	731,249
Adjustment for constant exchange rates	(8,132)	—
Adjustment for acquisition volume	(9,509)	—
Adjusted net sales	$694,651	731,249

Reconciliation of Gross Profit to Adjusted Gross Profit
	Three Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022
Gross Profit	$692,007	713,661
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	42,663	30,422
Inventory step-up from purchase accounting	(105)	1,401
Adjusted gross profit	$734,565	745,484

Adjusted gross profit as a percent of net sales	26.6%	25.6%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
	Three Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022
Selling, general and administrative expenses	$549,641	523,479
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(4,420)	(4,117)
Legal settlements, reserves and fees	(43,464)	(45,000)
Adjusted selling, general and administrative expenses	$501,757	474,362

Adjusted selling, general and administrative expenses as a percent of net sales	18.1%	16.3%

Reconciliation of Operating Income (loss) to Adjusted Operating Income
	Three Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022
Mohawk Consolidated
Operating earnings (loss)	$(733,742)	(505,589)
Adjustments to operating earnings (loss):
Restructuring, acquisition and integration-related and other costs	47,083	34,539
Inventory step-up from purchase accounting	(105)	1,401
Impairment of goodwill and indefinite-lived intangibles	876,108	695,771
Legal settlements, reserves and fees	43,464	45,000
Adjusted operating income	$232,808	271,122

Adjusted operating income as a percent of net sales	8.4%	9.3%

Global Ceramic
Operating earnings (loss)	$(355,304)	(559,706)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	17,762	3,366
Impairment of goodwill and indefinite-lived intangibles	425,232	688,514
Inventory step-up from purchase accounting	(105)	—
Adjusted segment operating income	$87,585	132,174

Adjusted segment operating income as a percent of net sales	8.0%	12.1%

Flooring NA
Operating income (loss)	$(166,973)	64,672
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	27,323	20,223
Legal settlements and reserves	1,500	—
Acquisitions purchase accounting, including inventory step-up	—	1,401
Impairment of goodwill and indefinite-lived intangibles	215,809	1,407
Adjusted segment operating income	$77,659	87,703

Adjusted segment operating income as a percent of net sales	8.1%	8.0%

Flooring ROW
Operating income (loss)	$(159,569)	45,508
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	1,836	10,950
Impairment of goodwill and indefinite-lived intangibles	235,067	5,850
Adjusted segment operating income	$77,334	62,308

Adjusted segment operating income as a percent of net sales	10.9%	8.5%

Corporate and intersegment eliminations
Operating (loss)	$(51,896)	(56,063)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	162	—
Legal settlement, reserves and fees	41,964	45,000
Adjusted segment operating (loss)	$(9,770)	(11,063)

Reconciliation of Earnings (Loss) Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
	Three Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022
Earnings (loss) before income taxes	$(745,335)	(518,144)
Net earnings (loss) attributable to noncontrolling interests	(170)	(256)
Adjustments to earnings (loss) including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	47,081	34,460
Inventory step-up from purchase accounting	(105)	1,401
Impairment of goodwill and indefinite-lived intangibles	876,108	695,771
Legal settlements, reserves and fees	43,464	45,000
Release of indemnification asset	(1,890)	—
Adjusted earnings including noncontrolling interests before income taxes	$219,153	258,232

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	Three Months Ended
(Amounts in thousands)	September 30, 2023	October 1, 2022
Income tax expense	$14,954	15,569
Income taxes - reversal of uncertain tax position	(1,890)	—
Income tax effect on impairment of goodwill and indefinite-lived intangibles	12,838	10,168
Income tax effect of adjusting items	19,594	20,487
Adjusted income tax expense	$45,496	46,224

Adjusted income tax rate	20.8%	17.9%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation; more or fewer shipping days in a period and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company's core operating performance. Items excluded from the Company's non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements, reserves and fees, net of insurance proceeds, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up from purchase accounting, release of indemnification assets and the reversal of uncertain tax positions.